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                                                                      Exhibit 99


NEWS RELEASE
FOR IMMEDIATE RELEASE
                                                         Company Contact:
                                                         Stanley J. Musial
                                                         Chief Financial Officer
                                                         (302) 456-6789
                                                         www.sdix.com


         Strategic Diagnostics Receives GIPSA Performance Certification
                        On Additional TraitChek(TM) Test

NEWARK, Del., August 18, 2003 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today reported that the USDA Grain Inspection Packers and Stockyards Administration (GIPSA) recently certified the performance claims of SDI's TraitChek(TM) lateral flow strip test for the detection of Cry1F Herculex(TM) I. This certification is in addition to SDI's recent announcement with regard to receiving GIPSA certification for TraitChek(TM) Cry3Bb test for corn rootworm.

The TraitChek(TM) Bt1F lateral flow strip test is able to detect, in only 10 minutes, one Cry1F Herculex(TM) I corn kernel in 600 non-Cry1F Herculex(TM) I corn kernels (0.166%). The TraitChek(TM) Bt1F test is the only available lateral flow test for Cry1F in corn that has been certified by GIPSA. Herculex(TM) I is a new insect protection trait from Dow AgroSciences and Pioneer Hi-Bred, International that offers protection against a greater number of prevalent insects than other Bt corn products on the market, providing growers with full-season protection against this broader insect spectrum. Before the introduction of Bt corn events, yield losses and insect control expenditures associated with the European corn borer insect cost farmers in the United States more than $1 billion dollars annually.

"We consider the GIPSA certification critical to our ongoing and extensive stewardship efforts, and we are extremely pleased that SDI has attained it," said Larry Stenberg, channel manager at Dow AgroSciences.

Arthur A. Koch, Jr., President and CEO of SDI commented, "We are delighted to have received this additional certification from GIPSA. We believe SDI's product line for genetically-modified trait detection is unmatched in the marketplace and we are excited about our ongoing relationships with a company of Dow AgroSciences' caliber."

About GIPSA
-----------
GIPSA facilitates the marketing of livestock, poultry, meat, cereals, oilseeds, and related agricultural products, including the establishment of standard testing methodologies to accurately and consistently measure grain quality. Although GIPSA performance certification is not required by SDI to market its products, it is expected by customers as a independent third-party validation of SDI's product claims.

About Dow AgroSciences
----------------------
Dow AgroSciences is a global leader in providing pest management and biotechnology products that improve the quality and quantity of the earth's food supply and contribute to the health and quality of life of the world's growing population.










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About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek(TM), TraitChek(TM), GMO QuickChek(TM), and GMOChek(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.